                                                                    EXHIBIT 3(B)

                                  BRIDGE NOTE
                                  -----------


$11,000,000.00                                              April 15, 1996


     FOR VALUE RECEIVED, the undersigned, BRUNSWICK BIOMEDICAL CORPORATION, a Massachusetts corporation (the "Borrower"), promises to pay to the order of
                                --------
INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION, a Delaware corporation (the "Lender"), at the times provided in the Credit Agreement referenced
      ------
hereinafter, the principal sum of ELEVEN MILLION AND NO/100 DOLLARS ($11,000,000.00) or, if less, the outstanding principal amount of the Bridge Loan made by the Lender pursuant to that certain Credit Agreement, dated as of April 15, 1996 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein and not
                   ----------------
defined herein shall have the meaning ascribed to them in the Credit Agreement), among the Borrower, Internationale Nederlanden (U.S.) Capital Corporation, as Agent, and the various lenders (including the Lender) as are, or may from time to time become, parties thereto. Notations indicating the Bridge Loan made by the Lender pursuant to the Credit Agreement and all payments on account of the principal thereof may be endorsed by the holder hereof on the grid Schedule attached to this Note, as provided in the Credit Agreement.

     The unpaid principal amount of this Note from time to time shall bear interest as provided in Section 3.4 of the Credit Agreement. All payments of principal of and interest on this Note shall be payable in lawful currency of the United States of America to the account designated by the Agent (and as to which the Agent has notified the Borrower) in immediately available funds in accordance with Section 3.6 of the Credit Agreement.

     This Note is a Bridge Note referenced in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be or may automatically become immediately due and payable.

     THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to this Note. All amounts owing hereunder are payable by the Borrower without relief from any valuation or appraisal laws.

     Executed under seal as of the day and year first above written.


BRUNSWICK BIOMEDICAL CORPORATION



By: /s/ James H. Miller
   ---------------------
  James H. Miller
  President

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

                    Schedule of Bridge Loan and Repayments

                                                       Person
             Amount of     Amount of   Outstanding     Making
Date        Bridge Loan    Repayment     Balance      Notation
- ----        -----------    ---------   -----------    --------
4/15/96    $11,000,000.00             $11,000,000.00

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